SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934





Date of Report (Date of earliest event reported)  October 31,2002


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533

(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)


  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable










                                                   Page 1 of 5 pages

Item 5.  OTHER EVENTS.

     Transtech Industries, Inc. and certain of its wholly owned subsidiaries (the "Company") and other responsible parties including SCA Services, Inc. ("SCA"), which is an affiliate of Waste Management, Inc. ("WMI"), have provided funding for the on-going remediation of the Kin-Buc Landfill, located in Edison, New Jersey, pursuant to an Amended Unilateral Administrative Order issued by the United States Environmental Protection Agency ("EPA") in September 1990. The Kin-Buc Landfill is owned and was operated by the Company's subsidiary, Kin-Buc, Inc. ("Kin-Buc"). In November 1992, EPA issued an Administrative Order for the remediation of certain areas neighboring the Kin-Buc Landfill. The Company initiated a suit in 1990 against generators and transporters of waste deposited at the site with the intent of obtaining contribution toward the cost of remediation. On December 23, 1997, the Company entered into four agreements which settled lawsuits related to the allocation of costs of remediation. One of the December 23, 1997 agreements (the "1997 Agreement") included SCA's commitment to defend and indemnify the Company from certain liability for and in connection with the remediation of the site. However, the Company remains a responsible party under the aforementioned Administrative Orders issued by EPA.

     In conjunction with the 1997 settlement of the litigation related to the Kin-Buc Landfill discussed above, the Company committed a portion of the proceeds, net of certain adjustments, arising from its litigation against its excess insurance carriers
<F1> be paid to SCA.  The maximum amount payable to SCA was
capped at $3.5 million. The amount due SCA was to be calculated within five days of receiving proceeds from such litigation, in accordance with the methodology contained within the 1997 Agreement, and submitted to SCA for review and acceptance. As previously disclosed, a settlement was reached during 2001 with a majority of the defendant excess insurance carriers during 2001, and proceeds from such settlement were received by the Company during February 2002. A calculation of the amount due pursuant to the 1997 Agreement was presented to SCA during March 2002.
SCA subsequently notified the Company of its objection to values utilized in such calculation, contending it was owed $3.5 million. Unable to resolve the disputed issues, the Company and SCA submitted the dispute regarding the amount due to binding arbitration for resolution in accordance with the terms of the 1997 Agreement during August 2002.


<F1> Superior Court of New Jersey, Middlesex County, entitled
Transtech Industries, Inc. et. al v. Certain Underwriters at
Lloyds et al., Docket No. MSX-L-10827-95

     On October 10, 2002 the arbitrator issued his decision, finding in favor of the Company's interpretations on some of the disputed issues, and in favor of SCA on others. However, the issues found in favor of SCA are sufficient to generate an obligation to SCA, up to $3.5 million. The Company's subsequent request of the arbitrator for a statement of reasons concerning the finding has been declined. The arbitrator has instructed revised calculation of the amount due to SCA be submitted to the arbitrator and SCA for review and approval no later than November 10, 2002.

     The Company will recognize a charge to income equal to the amount due SCA once such amount is determined.

Press Release

     See the following press release dated October 31, 2002 announcing the results of the arbitration.


TRANSTECH INDUSTRIES, INC. ANNOUNCES RESULTS OF ARBITRATION
REGARDING PAYMENT DUE UNDER 1997 SETTLEMENT

     PISCATAWAY, N.J., October 31, 2002- Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced that an arbitrator has ruled against the Company's interpretation of certain provisions of a 1997 Settlement Agreement (the "1997 Agreement"). As a result, the Company is obligated to pay a portion of the proceeds the Company received earlier this year from its 2001 settlement of claims against certain excess insurance carriers to certain parties to the 1997 Agreement.

     As previously disclosed, during 1997 the Company entered into a series of agreements that settled litigation regarding the allocation of remediation costs related to the Kin-Buc landfill. Pursuant to one of the settlement agreements, SCA Services. Inc., together with its affiliates including Waste Management Inc. (the "SCA Parties"), agreed, among other things, to defend and indemnify the Company from certain liabilities for and in connection with the remediation of the landfill. The Company in-turn committed, among other things, to pay a portion of its proceeds, not to exceed $3.5 million, from its litigation with its excess insurance carriers. The 1997 Agreement provided a methodology for calculating the amount due to the SCA Parties. The recent arbitration addressed disputes regarding the components of such calculation, and resulted in findings in favor of the Company on some issues, and in the favor of SCA on others.


     A revised calculation of the amount due is to be submitted to the arbitrator and the SCA Parties on or before November 10, 2002. The Company had placed $3.5 million of the insurance proceeds into escrow pending resolution of this issue. The Company will recognize a charge to income equal to the amount due the SCA Parties once such amount is determined.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.


                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            TRANSTECH INDUSTRIES, INC.
                            (Registrant)


                            By: /s/ Andrew J. Mayer, Jr.
                               Andrew J. Mayer, Jr., Vice
                               President-Finance, Chief
                               Financial Officer and
                               Secretary

Dated:  October 31, 2002